UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 1, 2007

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

COMMISSION FILE NO. 1-31507

94-3283464
(I.R.S. Employer Identification No.)

35 Iron Point Circle, Suite 200, Folsom, CA 95630
(Address of principal executive offices)

(916) 608-8200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     On March 1, 2007, at a meeting held by the Board of Directors of Waste Connections, Inc., the Board authorized an increase in the number of directors comprising the entire Board from five to six. Following this action, the Board of Directors elected Edward E. “Ned” Guillet to fill the new directorship created by the Board. Mr. Guillet was not elected pursuant to any arrangement or understanding between him and any other persons. Mr. Guillet was elected as a Class III director, but was not yet appointed to any of the Board’s committees.

In connection with his election as a director, the Board granted Mr. Guillet 3,000 restricted stock units under the company’s Second Amended and Restated 2004 Equity Incentive Plan, effective March 5, 2007. The units vest in two successive, equal, annual installments upon the March 5, 2007 grant date and the first anniversary of the grant date.

As of February 1, 2007, the Compensation Committee of the Board of Directors of Waste Connections, Inc. raised the monthly retainer each of the company’s independent directors receives by $500 from $1,625 per month to $2,125 per month, which Mr. Guillet will receive.  Mr. Guillet will also receive the $4,500 fee each independent director receives for attending each Board meeting and each committee meeting (unless held in conjunction with a full Board meeting) in person, which amount remained unchanged.  Each Board member, including Mr. Guillet, is also eligible for reimbursement of reasonable expenses incurred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC. (Registrant)

Date: March 6, 2007	By:	/s/ Worthing F. Jackman
Worthing F. Jackman, Executive Vice President and Chief Financial Officer